Exhibit 18.1

March 30, 2011

AlphaMetrix Managed Futures LLC
181 West Madison 34th Floor
Chicago, IL 60602

Dear Sirs/Madams:

We have audited the financial statements of AlphaMetrix Managed Futures LLC, comprised of AlphaMetrix Managed Futures LLC (Aspect Series) (“Aspect Series”), (a series of a Delaware Series Limited Liability Company) (collectively the “Platform”) as of December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 30, 2011, which expresses an unqualified opinion and includes an explanatory paragraph concerning the accounting change to investment company master-feeder financial statement presentation whereby the financial statements of AlphaMetrix Aspect Fund – MT0001 (“Master Fund”) are not consolidated within the Aspect Series but are provided separately in conjunction with the Aspect Series’ financial statements. Under the master-feeder financial statement presentation the Aspect Series as a feeder fund presents its investment in the Master Fund as an investment in a separate entity. Note 1 to such financial statements contains a description of your adoption during the year ended December 31, 2010 of the accounting change to investment company master-feeder financial statement presentation. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP